Exhibit 3.59

CERTIFICATE OF FORMATION

OF

QUALITY TECHNOLOGY SERVICES WICHITA II, LLC

This Certificate of Formation of Quality Technology Services Wichita II, LLC, dated as of September 17, 2009, has been duly executed and is being filed by Shirley E. Goza, as an authorized person, to form a limited liability company under the Delaware Limited Liability Company Act (6 Del. C. § 18-101 et seq.).

FIRST:           The name of the limited liability company is Quality Technology Services Wichita II, LLC (the “LLC”).

SECOND:      The address of the LLC's registered office in the State of Delaware is c/o Capitol Services, Inc., 615 South DuPont Highway, Dover, Kent County, Delaware 19901. The name of the LLC's registered agent for service of process in the State of Delaware at such address is Capitol Services, Inc.

IN WITNESS WHEREOF, the undersigned has executed this Certificate of Formation of Quality Technology Services Wichita II, LLC as of the date first written above.

By:	/s/ Shirley E. Goza
Shirley E. Goza
Authorized Person

State of Delaware
Secretary of State
Division of Corporations
Delivered 05:01 PM 09/18/2009
FILED 05:01 PM 09/18/2009
SRV 090868124 - 4732687 FILE